Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ALX Oncology Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	18,446,936 (2)	$4.13(3)	$76,185,845.68	0.00011020	$8,395.69
	Total Offering Amounts							$8,395.69
	Total Fees Previously Paid							—
	Total Fee Offsets(4)							—
	Net Fee Due							$8,395.69

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)

Represents shares registered for resale by the Selling Stockholders named in this registration statement, consisting of 18,446,936 issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) held by the Selling Stockholders.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported by The Nasdaq Global Select Market on August 28, 2023.

(4)	The registrant does not have any fee offsets.